Exhibit 8(b)(6)

AMENDMENT No. 9 TO PARTICIPATION AGREEMENT (VARIABLE

INSURANCE PRODUCTS FUND II)

NINTH AMENDMENT TO PARTICIPATION AGREEMENT

THIS AMENDMENT, made and entered into as of the 1st day of May, 2013 by and among WESTERN RESERVE LIFE ASSURANCE CO. OF OHIO (the “Company”), on its own behalf and on behalf of each segregated asset account of the Company set forth on Schedule A hereto as may be revised from time to time (the “Account”), and the VARIABLE INSURANCE PRODUCTS FUND II, VARIABLE INSURANCE PRODUCTS FUND V (collectively, the “Fund”) and FIDELITY DISTRIBUTORS CORPORATION (the “Underwriter”).

WHEREAS, the parties desire to further amend the Agreement as provided herein.

NOW, THEREFORE, in consideration of the mutual promises set forth herein, the parties hereto agree as follows”

1.	The existing 2nd Whereas clause of the Agreement is hereby deleted in its entirety and replaced with the following:

WHEREAS, the beneficial interest in the Fund is divided into several series of shares, each representing the interest in a particular managed portfolio of securities and other assets, any one or more of which may be made available under this Agreement, as may be revised or supplemented from time to time with notice to all parties hereto (each such series hereinafter referred to as a “Portfolio”); and

2.	Existing Section 1.6 of the Agreement is hereby deleted in its entirety and replaced with the following:

1.6. The Company agrees that purchases and redemptions of Portfolio shares offered by the then current prospectus of the Fund shall be made in accordance with the provisions of such prospectus. The Company agrees that all net amounts available under the variable annuity contracts with the form number(s) which are listed on Schedule A attached hereto and incorporated herein by this reference, as such Schedule A may be revised or supplemented from time to time hereafter with notice to all parties, (the “Contracts’) shall be invested in the Fund, in such other Funds advised by the Adviser as may be mutually agreed to in writing by the parties hereto, or in the Company’s general account, provided that such amounts may also be invested in an investment company other than the Fund if (a) such other investment company, or series thereof, has investment objectives or policies that are substantially different from the investment objectives and policies of all the Portfolios of the Fund; or (b) the Company gives the Fund and the Underwriter 45 days written notice of its intention to make such other investment company available as a funding vehicle for the Contracts; or (c) such other investment company was available as a funding vehicle for the Contracts prior to the date of this Agreement and the Company so informs the Fund and Underwriter prior to their signing this Agreement (a list of such funds appearing on Schedule C to this Agreement); or (d) the Fund or Underwriter consents to the use of such other investment company.

3.	Schedule A of the Agreement is hereby deleted in its entirety and replaced with the attached Schedule A.

4.	A new paragraph, numbered consecutively, is added to ARTICLE II. Representations and Warranties, as follows:

2.12. Fund and Underwriter each agree to promptly notify the Company when any underlying fund becomes a commodity pool as defined under the Commodities Exchange Act (“CEA”), and Fund Manager is required to register with the Commodity Futures Trading Commission (“CFTC”) as a commodity pool operator (“CPO”) with respect to any underlying fund. Until such notification is provided to the Company, Fund and Underwriter represents and warrants that it is not a CPO and not required to register as a CPO with respect to any underlying fund. Fund and Underwriter each represent and warrant that it will at all times comply in all material respects with the CEA and CFTC rules and regulations to the extent required in connection with the operations of the Fund and the underlying funds.

All other terms and provisions of the Agreement not amended herein shall remain in full force and effect. Unless otherwise specified, all defined terms shall have the same meaning given to them in the Agreement.

Effective Date: May 1, 2013

WESTERN RESERVE LIFE ASSURANCE CO. OF OHIO

By:	/s/ John Mallett
Name:	John Mallett
Title:	Vice President
Date:	5-28-13

VARIABLE INSURANCE PRODUCTS FUND II VARIABLE INSURANCE PRODUCTS FUND V

By:	/s/ Joseph Zambello
Name:	Joseph Zambello
Title:	Deputy Treasurer
Date:	6/18/13

FIDELITY DISTRIBUTORS CORPORATION

By:	/s/ Robert Bachman
Name:	Robert Bachman
Title:	EVP
Date:	06/10/13

Schedule A

Separate Accounts and Associated Contracts

Separate Accounts	Products
WRL Series Life Account

WRL Freedom Equity Protector®

WRL Financial Freedom Builder®

WRL Freedom Elite®

WRL Freedom SP Plus

WRL Freedom Wealth ProtectorSM

WRL XceleratorSM, Xcelerator FocusSM and Xcelerator ExecSM

WRL Freedom Elite Builder IISM

WRL ForLifeSM

WRL Freedom Elite Advisor

WRL The Equity Protector

WRL Freedom Elite Builder®

WRL Series Life Account G	WRL Freedom Asset AdvisorSM WRL Evolution
WRL Series Annuity Account

WRL Freedom Attainer Variable Annuity

WRL Freedom Bellwether Variable Annuity

WRL Freedom Conqueror Variable Annuity

WRL Freedom Variable Annuity

WRL Freedom Wealth Creator Variable Annuity

WRL Freedom Enhancer Variable Annuity

WRL Freedom Premier Variable Annuity

WRL Freedom Access Variable Annuity

WRL Series Life Corporate Account	Advantage IV
Separate Account VA U	WRL Freedom Premier III Variable Annuity
Separate Account VA V	WRL Freedom® Multiple
Separate Account VA AA	WRL Freedom Advisor

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